(B) Record of Distributions Paid
VANGUARD SMALL CAP INDEX FUND – INVESTOR SHARES

	Total
	Distributions
	US$	Yen
The 43rd Fiscal Year (1/1/03-12/31/03)	0.204	19.976
The 44th Fiscal Year (1/1/04-12/31/04)	0.265	25.949
The 45th Fiscal Year (1/1/05-12/31/05)	0.290	28.397
The 46th Fiscal Year (1/1/06-12/31/06)	0.359	35.153
The 47th Fiscal Year (1/1/07-12/31/07)	0.412	40.343
The 48th Fiscal Year (1/1/08-12/31/08)	0.404	39.560
The 49th Fiscal Year (1/1/09-12/31/09)	0.276	27.026
The 50th Fiscal Year (1/1/10-12/31/10)	0.361	35.349
The 51st Fiscal Year (1/1/11-12/31/11)	0.397	38.874
The 52st Fiscal Year (1/1/12-12/31/12)	0.662	64.823
2012 End of January	-	-
February	-	-
March	0.008	0.783
April	-	-
May	-	-
June	-	-
July	-	-
August	0.000	-
September	0.000	-
October	0.000	-
November	0.000	-
December	0.654	64.040
2013 End of January	0.000	-
February	0.000	-
March	0.006	0.588
April	0	-